EXHIBIT 10.9.2

                      TAX SETTLEMENT AGREEMENT


     AGREEMENT made May 31, 1994 among Union Carbide Corporation, a New York corporation ("Union Carbide") with offices at 39 Old Ridgebury Road, Danbury, Connecticut 06817, and Praxair, Inc., a Delaware corporation ("Praxair"), with offices at 39 Old Ridgebury Road, Danbury, Connecticut 06817,
                       W I T N E S S E T H:
     WHEREAS, Union Carbide spun-off its industrial gases and coatings service businesses to its shareholders on June 30, 1992 by distributing the shares of Praxair to such shareholders;
     WHEREAS, Union Carbide and Praxair each have a number of tax claims and open items relating to the spin-off;
     WHEREAS, Union Carbide and Praxair hereby agree to resolve the tax issues as set forth below;
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

     1. Reference is made to the Tax Disaffiliation Agreement dated as of June 4, 1992 between Union Carbide and Praxair
("TDA").

        (a) Praxair acknowledges its liability under the TDA and agrees to pay Union Carbide $6,495,624 representing


        Praxair's share of federal income taxes for the short taxable period January 1, 1992 through June 30, 1992.

        (b) This is to clarify that Section 1.04 "Business of Gases" includes assets or liabilities transferred to Praxair pursuant to the Transfer Agreement. In particular, Praxair acknowledges its liability under
        Section 2.02(a)(v) of the TDA for any sales, use or similar transfer taxes imposed by a taxing jurisdiction in California or any other taxing jurisdiction outside California in connection with the transfer of the assets and liabilities pursuant to the Transfer Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the TDA.

        (c) Pursuant to Section 2.02(a)(i)(A) and Section 2.02(a)(ii) of the TDA, Praxair is liable to Union Carbide for any unintentional erroneous exclusion of income for periods prior to July 1, 1992. Praxair inadvertently omitted income for the year 1991 on the sale of the assets of Linde Gases of the Great Lakes, Inc. and Linde Gases of the Mid-Atlantic, Inc. resulting in additional federal income tax in the amount of $5,607,163. The TDA does not specifically provide for a payment of a tax audit issue prior to the time of a Final Determination as defined in the TDA. In order to stop the running of interest on the $5,607,163 owed to Union Carbide, Praxair will pay Union Carbide $5,607,163 plus interest at 7% i.e. $938,036 for a total of $6,545,199 (plus $1,241 interest per day for any period after May 31, 1994 for which the sum of $6,545,199 remains unpaid). Union Carbide hereby waives and shall hold Praxair harmless for any additional interest (other than interest stated in the preceding sentence) that may otherwise become due under the TDA on the amount of $5,607,163 owed to the Internal Revenue Service for federal income taxes on the sale of Linde Gases of the Great Lakes, Inc. and Linde Gases of the Mid-Atlantic, Inc. State and local income taxes (and interest and penalties if any,) for which Praxair acknowledges liability to Union Carbide under Section 2.02(a)(ii) of the TDA, shall be computed and paid to Union Carbide at the time of a Final Determination of such liability. For this purpose, a Final Determination will occur when the federal revenue agent's report (RAR) results in a state and local income tax assessment against Union Carbide.

        (d)  Section 9.01 of the TDA , Deduction for Employee
        Stock Options, 3rd sentence shall be amended to read as follows:



            "...The amount of the decrease in the cumulative income taxes actually paid by a party shall equal the difference, if any, between (a) the income tax liability of the party determined without regard to any deduction claimed or income realized with respect to the transfer or exercise of the stock option and
            (b) the actual income tax liability of the party."

     2. Reference is made to the Transfer Agreement as defined in the TDA. Although the Transfer Agreement is unclear because Praxair is referred to as the "Transferee", Union Carbide acknowledges its liability within the spirit of the Transfer Agreement for the Stock Exchange Transfer Tax for the transfer of Union Carbide Chemicals (Deutschland) GmbH and Union Carbide Metals GmbH. The aggregate tax liability for the transfer of shares of both companies is $23,410 which Union Carbide hereby agrees to pay Praxair.
     3. A credit memorandum of $3,400,000 will be issued to Praxair by Union Carbide representing the tax accrual for the 8% tax imposed on Electric Furnace Products Company (EFP) for undistributed profits of S.A. White Martins (SAWM) for which Praxair is liable and for which Union Carbide received the $3,400,000 tax accrual. The $3,400,000 credit memorandum is to reverse the inadvertent error.
     4. Praxair acknowledges liability for and hereby agrees to pay Union Carbide $67,000 for Connecticut Sales taxes in connection with services provided to Praxair by Union Carbide Chemicals and Plastics Company Inc. ("UCC&P") during the period July 1, 1992 and September 30, 1993 pursuant to the Bridging Services Agreement among Union Carbide, UCC&P, Praxair and Praxair


Surface Technologies Inc.("PST") dated June 4, 1992, the Services
Agreement between Union Carbide, UCC&P, Praxair and PST dated June 4, 1992 and the Aviation Services Agreement between Union Carbide and Praxair dated June 10, 1992.
     IN WITNESSETH WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                     UNION CARBIDE CORPORATION


                                     By: Robert F.X. Fusaro

                                     Title: Attorney-in-Fact


                                     PRAXAIR, INC.


                                     By: David H. Chaifetz

                                     Title: General Counsel